Exhibit 10(s)
ILLINOIS TOOL WORKS INC.
PHANTOM STOCK PLAN FOR NON-OFFICER DIRECTORS
The Plan set forth herein shall be known as the “Non-Officer Directors’ Phantom Stock Plan.” Illinois Tool Works Inc. is hereinafter referred to as ITW.
1.	Eligibility. Each member of ITW’s Board of Directors who is not an officer of ITW shall be eligible to participate in the Plan and shall be known for the purposes of this Plan as an “eligible director.”

2.	Purpose. The purpose of the Plan is to enable ITW to attract and retain as members of its Board of Directors persons who are not officers of ITW, but whose experience and judgment are a valuable asset to ITW. It is also intended to provide for the equivalent of additional stock ownership to align the interests of the non-officer (employee) directors with those of the stockholders.

3.	Grant of Phantom Stock Units. All eligible directors shall have their phantom stock accounts credited with one thousand phantom stock units, with each unit having a value at any time equal to the current market value of a share of ITW Common Stock.

4.	Plan Administration. The Plan shall be administered under the direction of the Corporate Secretary of ITW. Each phantom stock account will be maintained by ITW Corporate accounting, and annual statements will be issued reflecting current account balances adjusted for dividend reinvestment and market value changes.

5.	Dividends. Whenever ITW declares a dividend on the ITW Common Stock, a dividend award shall be made to all eligible directors as of the date of payment of the dividend. The dividend award for an eligible director shall be determined by multiplying the phantom stock units credited to the eligible director’s account on the date of payment by the amount of the dividend paid on the ITW Common Stock. The dividend award shall be converted into phantom stock units by dividing the award by the closing market price of a share of ITW Common Stock as of the dividend payment date.

6.	Adjustments. In the event of a stock dividend on the ITW Common Stock, or any split up or combination of shares of the ITW Common Stock, or other change therein, appropriate adjustment shall be made to the phantom stock units in each eligible director’s phantom stock account so as to give effect, to the extent practicable, to such change in ITW’s capital structure.

7.	Distribution of Phantom Stock Account. An eligible director will be eligible for a cash distribution for his/her phantom stock account at retirement, death or approved resignation. This distribution will be in the form of a lump sum or annual installments over one to ten years as elected by the eligible director at the time that this Plan was implemented or upon appointment to the Board of Directors for future participants. The distribution will take place on the first day of the month following the date of retirement, death or approved resignation. With respect to grants made prior to January 1, 2005, any such election may be changed by the eligible director, provided that such change is made no less than twenty-four months prior to the first distribution to the director. With respect to grants made on or after January 1, 2005, any such election may be changed by the eligible director, provided that (i) such new election does not take effect until at least 12 months after the date the election is made; and (ii) if commencement of payment is not related to the director’s disability (as defined in the Illinois Tool Works Inc. Directors’ Deferred Fee Plan) or death, the first payment to the eligible director is deferred for a period of five years from the date such payment would have otherwise commenced. For installments, the payment on each distribution date shall be an amount equal to the value of the phantom stock units credited to the eligible director’s account on such distribution date, divided by the number of installments remaining to be paid. The value of the phantom stock units to be distributed is determined by multiplying the market value of a share of ITW Common Stock on the distribution date by the number of such phantom stock units.

8.	Beneficiary Designation. Each eligible director or former eligible director entitled to payment from a phantom stock account may name any person or persons to whom the value of such director’s phantom stock account shall be paid in the event of his/her death. Each designation will revoke all prior designations, shall be in writing and in a form prescribed by the Corporate Secretary of ITW, and will be effective only when filed during the eligible director’s or former eligible director’s lifetime with the Corporate Secretary of ITW. If the director shall have failed to name a beneficiary, or if the named beneficiary dies before receiving payment of the entire balance in such director’s phantom stock account, payment of the remaining balance shall be made in a lump sum to the legal representative of the estate of the director or named beneficiary, as applicable.

9.	Miscellaneous.
(a)	Establishment of this Plan and coverage hereunder of any person shall not be construed to confer any right on the part of such person to be nominated for reelection to the Board of Directors or to be reelected to the Board of Directors.

(b)	No eligible director may assign, pledge or encumber his/her interest under the Plan, or any part thereof, except that an eligible director may designate a beneficiary as provided in Paragraph 8 or may elect to assign his/her phantom stock interests to a family trust or family partnership. However, under the “assignment of income” tax doctrine, any distributions of the assigned phantom stock interests would still be taxable to the eligible director as ordinary income.

(c)	No eligible director or beneficiary shall have any interest in ITW’s assets by reason of his/her participation in the Plan. It is intended that ITW merely has a contractual obligation to make payments when due hereunder and it is not intended that ITW hold any funds in reserve or trust to secure payments hereunder.
10.	Amendment on Termination. This Plan may be amended or terminated at any time by the Board of Directors; provided, however, that no such amendment or termination may, without the consent of the eligible director, or his/her beneficiary in the case of his/her death, reduce the right of the eligible director, or his/her beneficiary as the case may be, to any payment under the Plan.

11.	Corporate Change. Notwithstanding the provisions of Paragraph 7, the value of each eligible director’s phantom stock account shall be distributed immediately to the director or his/her beneficiary in the event of a Corporate Change. “Corporate Change” shall mean either a Change in Ownership, Change in Effective Control or a Change of Ownership of a Substantial Portion of Assets, as defined in Section 409A of the Internal Revenue Code of 1986, as amended (Code Section 409A) and summarized herein.
(a)	A Change in Ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Code Section 409A), acquires ownership of stock of ITW that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of ITW.

(b)	A Change in Effective Control occurs on the date that either (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of ITW possessing 35% or more of the total voting power of the stock of ITW; or (ii) a majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election.

(c)	A Change of Ownership of a Substantial Portion of Assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from ITW that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of ITW immediately prior to such acquisition or acquisitions.
12.	Governing Law. This Plan shall be construed, administered and governed in all respects under and by the laws of the State of Illinois. Grants made on or after January 1, 2005 are also subject to the provisions of Code Section 409A; accordingly, as applied to those grants, the Plan shall at all times be interpreted and administered so that it is consistent with Code Section 409A notwithstanding any provision of the Plan to the contrary.

13.	Effective Date. This Plan shall become effective on the date of its adoption by the Board of Directors of ITW.
Approved by the Board of Directors: December 5, 2008